Exhibit 99.1

DICE Therapeutics Reports Fourth Quarter and Full Year 2021 Financial Results and Recent Highlights

•	On track to deliver topline proof-of-concept data from Phase 1 clinical trial of oral IL-17 antagonist DC-806 in healthy volunteers and psoriasis patients in mid-2022
•	Named development candidate DC-853 from the novel scaffold program 1 series of oral IL-17 franchise
•	Current cash provides runway through mid-2024 and multiple expected key clinical milestones

SOUTH SAN FRANCISCO, CA, March 21, 2022 – DICE Therapeutics, Inc. (Nasdaq: DICE), a biopharmaceutical company leveraging its proprietary technology platform to build a pipeline of novel oral therapeutic candidates to treat chronic diseases in immunology and other therapeutic areas, today reported financial results and business highlights for the fourth quarter and full year ended December 31, 2021.

“The past year has been a productive time for DICE and has set the stage for key clinical progress in 2022,” said Kevin Judice, Ph.D., CEO of DICE Therapeutics. “We look forward to proof-of-concept results, expected in mid-2022, from our ongoing Phase 1 clinical trial of DC-806 in healthy volunteers and psoriasis patients. In addition, we continue to execute on our stated oral IL-17 franchise strategy, and we are excited about the potential to add new discovery-stage programs to our pipeline using our DELSCAPE platform. We remain well-capitalized to execute on our operating plan through mid-2024 and pursue our mission of providing oral medicines to treat chronic diseases in immunology.”

Recent Highlights

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Continued enrollment of participants in Phase 1 clinical trial of oral IL-17 antagonist DC-806. DC-806 is an orally-available, small molecule antagonist of the pro-inflammatory cytokine, interleukin-17 (IL-17), which is a validated drug target for the treatment of a variety of immunological diseases. The Phase 1 trial is designed to generate safety and pharmacokinetic data, as well as provide early clinical proof-of-concept in psoriasis patients. The trial is being conducted in three overlapping cohorts: Phase 1a (single ascending dose) and Phase 1b (multiple ascending dose) in healthy volunteers, and a proof-of-concept Phase 1c in psoriasis patients. Topline data across all three cohorts are expected in mid-2022.

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Nominated DC-853 as a development candidate, part of DICE’s oral IL-17 franchise approach. DICE’s strategy involves the advancement of multiple oral IL-17 compounds into clinical development, each with differentiated properties. DICE nominated DC-853 as a development candidate from its novel scaffold program 1 series. With improved potency and metabolic stability to support projected lower dosing, DC-853 is anticipated to enter Phase 1 clinical development in early 2023, with results expected later in the year.

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Concluded multi-year R&D collaboration with Sanofi. DICE will regain worldwide rights to the previously-partnered oral immuno-oncology program, small molecule PD-L1 inhibitors discovered using DICE’s DELSCAPE platform.

Fourth Quarter and Full Year 2021 Financial Highlights

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Cash Position: Cash, cash equivalents and marketable securities totaled $319.3 million at December 31, 2021. The Company expects its current cash position to fund operations through mid-2024 and expected key clinical milestones.

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R&D Expenses: Research and development expenses were $12.2 million and $36.5 million for the fourth quarter and full year ended December 31, 2021, respectively, as compared to $6.1 million and $19.6 million for the same periods in 2020. The increase of $16.9 million for the full year ended December 31, 2021 was primarily due to an increase of $9.6 million related to the preclinical advancement of DICE’s IL-17 franchise, and an increase in research and development expenses of $2.5 million related to its other preclinical programs. Personnel-related expenses increased by $4.9 million due to an increase in headcount and stock-based compensation expense.

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G&A Expenses: General and administrative expenses were $4.0 million and $12.2 million for the fourth quarter and full year ended December 31, 2021, respectively, as compared to $1.2 million and $5.0 million for the same periods in 2020. The increase of $7.2 million for the full year ended December 31, 2021 was primarily due to a $4.0 million increase in personnel costs related to increased headcount and stock-based compensation. Professional service fees and other costs increased by $3.2 million primarily due to the additional expenses associated with operating as a publicly-traded company.

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Net Loss: Net loss totaled $16.2 million for the fourth quarter of 2021 with non-cash stock compensation expense of $1.7 million, compared to $7.1 million for the fourth quarter of 2020 with non-cash stock compensation expense of $0.2 million. Net loss was $49.0 million for the year ended December 31, 2021, with non-cash stock compensation expense of $5.6 million, compared to $23.7 million for the year ended December 31, 2020, with non-cash stock compensation expense of $0.6 million.

About the DICE Oral IL-17 Franchise and Psoriasis

DICE is developing orally-available, small molecule antagonists of the pro-inflammatory signaling molecule IL-17, an immune cell-derived cytokine that is produced in response to infection by certain microorganisms. Upon binding to its receptor on various cell types found in tissues (e.g., keratinocytes, fibroblasts, and epithelial cells), IL-17 elicits downstream signals that orchestrate sustained tissue inflammation, with the aim of clearing the invading pathogen.

In autoimmune diseases, the immune system appears to over-react and mount strong immune responses in the absence of an obvious infectious event. Over the past two decades, research has shown that IL-17 is a powerful driver of the skin disease psoriasis. Psoriasis manifests as erythematous plaques with thick scaling that can occur anywhere on the body. Symptoms include itching, bleeding, and pain; furthermore, the disease can lead to disfiguration and considerable psychological burden. According to the National Psoriasis

Association, more than eight million Americans – and 125 million people worldwide – suffered from psoriasis in 2020. There is no cure for psoriasis.

The therapeutic candidates in the DICE oral IL-17 franchise are being developed initially for the treatment of psoriasis, with the objective of achieving therapeutic benefit similar to that of the U.S. FDA-approved injectable biologics.

About DICE Therapeutics, Inc.

DICE Therapeutics, Inc. is a biopharmaceutical company leveraging its proprietary technology platform to build a pipeline of novel oral therapeutic candidates to treat chronic diseases in immunology and other therapeutic areas. DICE is initially focused on developing oral therapeutics against well-validated targets in immunology, with the goal of achieving comparable potency to their systemic biologic counterparts, which have demonstrated the greatest therapeutic benefit to date in these disease areas. The Company’s DELSCAPE platform is designed to discover selective oral small molecules with the potential to modulate protein-protein interactions (PPIs) as effectively as systemic biologics. DICE’s lead therapeutic candidates are oral antagonists of the pro-inflammatory signaling molecule, IL-17, which is a validated drug target implicated in a variety of immunology indications. DICE is also developing oral therapeutic candidates targeting α4ß7 integrin and αVß1/αVß6 integrin for the treatment of inflammatory bowel disease and idiopathic pulmonary fibrosis, respectively.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current beliefs and expectations of management. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning the Company’s future plans and prospects, the Company’s current cash position and anticipated runway, and the planned timing of the Company’s dosing and further clinical development of DC-806 and DC-853. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to the Company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although we believe the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the Company’s forward-looking statements due to a variety of factors, including risks and uncertainties related to the Company’s ability to advance DC-806, DC-853 and its other therapeutic candidates, obtain regulatory approval of and ultimately commercialize the Company’s therapeutic candidates, the timing and results of preclinical and clinical trials, our ability to fund development activities and achieve development goals, the impact of the COVID-19 pandemic on the Company’s business, its ability to protect its intellectual property and other risks and uncertainties described under the heading “Risk Factors” in the Company’s quarterly report on Form 10-Q filed on November 12, 2021, and its other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein.

DICE THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue:
Collaboration revenue	$—	$188	$1,125	$863
Operating expenses:
Research and development	12,214	6,060	36,506	19,580
General and administrative	3,996	1,191	12,222	5,004
Total operating expenses	16,210	7,251	48,728	24,584
Loss from operations	(16,210)	(7,064)	(47,603)	(23,721)
Other income (expense):
Interest and other income, net	75	(13)	136	139
Interest expense	(60)	(2)	(174)	(13)
Change in fair value of warrant liability	—	(51)	(1,318)	(144)
Net loss	$(16,195)	$(7,130)	$(48,959)	$(23,739)
Net loss per share, basic and diluted	$(0.44)	$(3.17)	$(3.95)	$(10.56)
Weighted-average shares used in computing net loss per share, basic and diluted	37,157,057	2,248,687	12,384,015	2,248,687

DICE THERAPEUTICS, INC.

Selected Consolidated Balance Sheet Data

(unaudited)

(In thousands)

	December 31, 2021	December 31, 2020 (1)
Cash, cash equivalents, and marketable securities	$319,321	$59,687
Total assets	325,754	63,861
Total liabilities	12,805	9,632
Accumulated deficit	(103,707)	(54,748)
Convertible preferred units	—	107,374
Total stockholders' equity/members' (deficit)	312,949	(53,145)

(1) The selected financial data as of December 31, 2020, and for the year then ended, is derived from the audited consolidated financial statements as of that date and the year then ended.

Contact:
Katie Engleman, 1AB
katie@1abmedia.com